Exhibit 10.1

EXECUTION COPY
SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (the "Agreement"), dated as of April 20, 2005, by and among Millennium Cell Inc., a Delaware corporation, with headquarters located at One Industrial Way West, Eatontown, New Jersey 07724 (the "Company"), and the investors listed on the Schedule of Buyers attached hereto (individually, a "Buyer" and collectively, the "Buyers").

WHEREAS:

A.  The Company and each Buyer is executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"), and Rule 506 of Regulation D ("Regulation D") as promulgated by the United States Securities and Exchange Commission (the "SEC") under the 1933 Act.

B.  The Company has authorized a new series of convertible preferred shares of the Company designated as Series C Convertible Preferred Stock, the terms of which are set forth in the certificate of designations for such series of preferred shares (the "Certificate of Designations") in the form attached hereto as Exhibit A (together with any convertible preferred shares issued in replacement thereof in accordance with the terms thereof, the "Preferred Shares"), which Preferred Shares shall be convertible into shares of the Company's Common Stock, par value $.001 per share (the "Common Stock") (as converted, the "Conversion Shares"), in accordance with the terms of the Certificate of Designations.

C.  Each Buyer wishes to purchase, and the Company wishes to sell, upon the terms and conditions stated in this Agreement, (i) that aggregate number of Preferred Shares set forth opposite such Buyer's name in column (3) on the Schedule of Buyers (which aggregate number for all Buyers shall be 10,000) and (ii) a warrant, in substantially the form attached hereto as Exhibit B (collectively, the "Warrants"), to acquire that number of shares of Common Stock set forth opposite such Buyer's name in column (4) on the Schedule of Buyers (as exercised, collectively, the "Warrant Shares").

D.  The Preferred Shares may be entitled to dividends, which at the option of the Company, subject to certain conditions, may be paid in shares of Common Stock (the "Dividend Shares").

E.  Contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement, substantially in the form attached hereto as Exhibit C (the "Registration Rights Agreement"), pursuant to which the Company will agree to provide certain registration rights with respect to the Registrable Securities (as defined in the Registration Rights Agreement) under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

F.  The Preferred Shares, the Conversion Shares, the Dividend Shares, the Warrants and the Warrant Shares collectively are referred to herein as the "Securities".

G.  The Preferred Shares are to be secured by the balance contained in the Cash Collateral Account (as defined in Section 4(q) below) pursuant to a security agreement attached hereto as Exhibit D (the "Security Agreement") and an Account Control Agreement (as defined in Section 4(q) below)(collectively, the "Security Documents").

NOW, THEREFORE, the Company and each Buyer hereby agree as follows:

1.  PURCHASE AND SALE OF PREFERRED SHARES AND WARRANTS.

(a)  Purchase of Preferred Shares and Warrants.

(i)  Preferred Shares and Warrants. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 6 and 7 below, the Company shall issue and sell to each Buyer, and each Buyer severally, but not jointly, agrees to purchase from the Company on the Closing Date (as defined below), the number of Preferred Shares, as is set forth opposite such Buyer's name in column (3) on the Schedule of Buyers, along with Warrants to acquire that number of Warrant Shares set forth opposite such Buyer's name in column (4) on the Schedule of Buyers (the "Closing").

(ii)  Closing. The date and time of the Closing (the "Closing Date") shall be 10:00 a.m., New York City time, on April 25, 2005 (or such later date as is mutually agreed to by the Company and each Buyer) after notification of satisfaction (or waiver) of the conditions to the Closing set forth in Sections 6 and 7 below at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022, subject to notification of satisfaction (or waiver) of the conditions to the Closing set forth in Sections 6 and 7 below.

(iii)  Purchase Price. The aggregate purchase price for the Preferred Shares and the Warrants to be purchased by each such Buyer at the Closing (the "Purchase Price") shall be the amount set forth opposite each Buyer's name in column (5) of the Schedule of Buyers. Each Buyer shall pay $1,000 for each Preferred Share and related Warrants to be purchased by such Buyer at the Closing.

(b)  Form of Payment. On the Closing Date, (i) each Buyer shall pay its portion of the Purchase Price to the Company for the Preferred Shares and Warrants to be issued and sold to such Buyer at the Closing, by wire transfer of immediately available funds in the amount set forth opposite such Buyer's name in column (6) of the Schedule of Buyers in accordance with the Company's written wire instructions, and (ii) the Company shall deliver to each Buyer the Preferred Shares (in the denominations as such Buyer shall request) which such Buyer is then purchasing hereunder along with the Warrants (allocated in the amounts as such Buyer shall request) such Buyer is purchasing, duly executed on behalf of the Company and registered in the name of such Buyer or its designee. As soon as the Account Control Agreement has been entered into, on or after the Closing, each Buyer shall wire the balance of its Purchase Price to the Cash Collateral Account (as defined in Section 4(q)) by wire transfer of immediately available funds in the amount set forth opposite such Buyer's name in column (7) of the Schedule of Buyers and in accordance with the Company's written wire instructions.

2.  BUYER'S REPRESENTATIONS AND WARRANTIES. Each Buyer represents and warrants with respect to only itself that:

(a)  No Sale or Distribution. Such Buyer is acquiring the Preferred Shares and the Warrants, and upon conversion of the Preferred Shares and exercise of the Warrants (other than pursuant to a Cashless Exercise (as defined in the Warrants)) will acquire the Conversion Shares issuable upon conversion of the Preferred Shares and the Warrant Shares issuable upon exercise of the Warrants, for its own account and not with a view towards, or for resale in connection with, the sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act; provided, however, that by making the representations herein, such Buyer does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act and pursuant to the applicable terms of the Transaction Documents (as defined in Section 3(b)). Such Buyer is acquiring the Securities hereunder in the ordinary course of its business. Such Buyer does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities.

(b)  Accredited Investor Status. Such Buyer is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D.

(c)  Reliance on Exemptions. Such Buyer understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire the Securities.

(d)  Information. Such Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities that have been requested by such Buyer. Such Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by such Buyer or its advisors, if any, or its representatives shall modify, amend or affect such Buyer's right to rely on the Company's representations and warranties contained herein. Such Buyer understands that its investment in the Securities involves a high degree of risk and is able to afford a complete loss of such investment. Such Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

(e)  No Governmental Review. Such Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(f)  Transfer or Resale. Such Buyer understands that except as provided in the Registration Rights Agreement: (i) the Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) such Buyer shall have delivered to the Company an opinion of counsel, in a form and from a law firm reasonably acceptable to the Company and its legal counsel (with Schulte Roth & Zabel LLP being deemed acceptable), to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) such Buyer provides the Company with reasonable assurance that such Securities can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the 1933 Act, as amended, (or a successor rule thereto) (collectively, "Rule 144"); (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the Person (as defined in Section 3(s)) through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other Person is under any obligation to register the Securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

(g)  Legends. Such Buyer understands that the certificates or other instruments representing the Preferred Shares and the Warrants and, until such time as the resale of the Conversion Shares and the Warrant Shares have been registered under the 1933 Act as contemplated by the Registration Rights Agreement, the stock certificates representing the Conversion Shares and the Warrant Shares, except as set forth below, shall bear any legend as required by the "blue sky" laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

[NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE [CONVERTIBLE] [EXERCISABLE] HAVE BEEN][THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN] REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY AND ITS LEGAL COUNSEL, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Securities upon which it is stamped, if, unless otherwise required by state securities laws, (i) such Securities are registered for resale under the 1933 Act, (ii) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of a law firm reasonably acceptable to the Company (with Schulte Roth & Zabel LLP being deemed acceptable), in a generally acceptable form, to the effect that such sale, assignment or transfer of the Securities may be made without registration under the applicable requirements of the 1933 Act, or (iii) such holder provides the Company with reasonable assurance that the Securities can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A.

(h)  Authorization; Validity; Enforcement. This Agreement and the Registration Rights Agreement have been duly and validly authorized, executed and delivered on behalf of such Buyer and shall constitute the legal, valid and binding obligations of such Buyer enforceable against such Buyer in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

(i)  No Conflicts. The execution, delivery and performance by such Buyer of this Agreement, the Registration Rights Agreement and the Security Documents to which such Buyer is a party and the consummation by such Buyer of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of such Buyer or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Buyer is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Buyer, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Buyer to perform its obligations hereunder.

(j)  Residency. Such Buyer is a resident of that jurisdiction specified below its address on the Schedule of Buyers. Such Buyer is duly organized and validly existing and, to the extent legally applicable, in good standing under the laws of the jurisdiction in which it was formed.

(k)  Broker-Dealer. Such Buyer is not registered with the SEC as a broker-dealer.

3.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to each of the Buyers that, as of the date hereof and as of the Closing:

(a)  Organization and Qualification. The Company and its "Subsidiaries" (which for purposes of this Agreement means any entity in which the Company, directly or indirectly, owns at least a majority of the capital stock or holds an equity or similar interest) are entities duly organized and validly existing and, to the extent legally applicable, in good standing under the laws of the jurisdiction in which they are formed, and have the requisite power and authorization to own their properties and to carry on their business as now being conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign entity to do business and to the extent legally applicable, is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Agreement, "Material Adverse Effect" means any material adverse effect on the business, properties, assets, operations, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith or therewith, or on the authority or ability of the Company to perform its obligations under the Transaction Documents. The Company does not hold any equity or similar interest in any entity except as set forth on Schedule 3(a).

(b)  Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Certificate of Designations, the Registration Rights Agreement, the Security Documents, the Irrevocable Transfer Agent Instructions (as defined in Section 5(b)), the Warrants and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the "Transaction Documents") and to issue the Securities in accordance with the terms hereof and thereof. The execution and delivery of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including, without limitation, (i) the issuance of the Preferred Shares and the Warrants, (ii)  the reservation for issuance, and the issuance, of the Conversion Shares issuable upon conversion of the Preferred Shares (iii) the reservation for issuance, and the issuance, of Warrant Shares issuable upon exercise of the Warrants, and (iv) the granting of a security interest in the Collateral (as defined in the Security Documents) have been duly authorized by the Company's Board of Directors and other than as set forth in Section 3(e), no further filing, consent or authorization is required by the Company, its Board of Directors or its stockholders. This Agreement and the other Transaction Documents of even date herewith have been duly executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies. As of the Closing, the Certificate of Designations in the form attached as Exhibit A shall have been filed on or prior to the Closing Date with the Secretary of State of the State of Delaware and shall be in full force and effect, enforceable against the Company in with its terms and shall not have been amended.

(c)  Issuance of Securities. The issuance of the Preferred Shares and the Warrants are duly authorized, and upon issuance in accordance with the terms hereof, shall be validly issued and free from all taxes, liens and charges with respect to the issue thereof (other than transfer restrictions imposed by the 1933 Act), and the Preferred Shares shall be entitled to the rights and preferences as set forth in the Certificate of Designations. As of the Closing, a number of shares of Common Stock shall have been duly authorized and reserved for issuance which equals or exceeds (i) 150% of the aggregate of the maximum number of shares of Common Stock issuable upon conversion of the Preferred Shares (assuming a Conversion Price (as defined in the Certificate of Designations) equal to the arithmetic average of the Weighted Average Price (as defined in the Certificate of Designations) of the Common Stock over the five (5) consecutive Trading Days ending on the Trading Day immediately preceding the Closing Date), (ii) 100% of the number of Dividend Shares issuable pursuant to the terms of the Certificate of Designations and (iii) 100% of the number of shares of Common Stock issuable upon exercise of the Warrants. Upon issuance, conversion or exercise in accordance with the Preferred Shares or the Warrants, as the case may be, the Conversion Shares, the Dividend Shares and the Warrant Shares, respectively, will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof (other than transfer restrictions imposed by the 1933 Act), with the holders being entitled to all rights accorded to a holder of Common Stock. Assuming the accuracy of each of the representations and warranties set forth in Section 2 of this Agreement, the offer and issuance by the Company of the Securities is exempt from registration under the 1933 Act.

(d)  No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Preferred Shares and Warrants and reservation for issuance and issuance of the Conversion Shares, Dividend Shares and the Warrant Shares) and the granting of a security interest in the Collateral will not (i) result in a violation of any certificate of incorporation, certificate of formation, certificate of designations, bylaws or other constituent documents of the Company or any of is Subsidiaries, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) in any material respect under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of The Nasdaq Smallcap Market (the "Principal Market")) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except, in the case of clause (iii), for such violations as would not be reasonably expected to have a Material Adverse Effect.

(e)  Consents. The Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents, in each case in accordance with the terms hereof or thereof, except for the following consents, authorizations, orders, filings and registrations (none of which is required to be filed or obtained before the Closing): (i) the filing of appropriate UCC financing statements with the appropriate states and other authorities pursuant to the Security Agreement, (ii) the filing with the SEC of one or more Registration Statements in accordance with the requirements of the Registration Rights Agreement, (iii) the filing of a listing application for the listing of the Conversion Shares and Warrant Shares with the Principal Market, which shall be done pursuant to the rules of the Principal Market, (iv) appropriate blue sky filings with necessary state regulatory authorities and (v) a Form D under Regulation D of the 1933 Act. The Company and its Subsidiaries are unaware of any facts or circumstances that are reasonably likely to prevent the Company from obtaining or effecting any of the registration, application or filings pursuant to the preceding sentence.

(f)  Acknowledgment Regarding Buyer's Purchase of Securities. The Company acknowledges and agrees that each Buyer is acting solely in the capacity of an arm's length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby. The Company further acknowledges that no Buyer is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by a Buyer or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to such Buyer's purchase of the Securities. The Company further represents to each Buyer that the Company's decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives.

(g)  No General Solicitation; Placement Agent's Fees. Neither the Company, nor any of its affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities. The Company acknowledges that it has engaged H.C. Wainwright & Co., Inc. as placement agent (the "Agent") in connection with the sale of the Securities. Other than the Agent, the Company has not engaged any placement agent or other agent in connection with the sale of the Securities.

(h)  No Integrated Offering. None of the Company, its Subsidiaries, any of their affiliates, and any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Securities under the 1933 Act or cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of the 1933 Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated. None of the Company, its Subsidiaries, their affiliates and any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of any of the Securities under the 1933 Act or cause the offering of the Securities to be integrated with other offerings.

(i)  Dilutive Effect. The Company understands and acknowledges that the number of Conversion Shares issuable upon conversion of the Preferred Shares and the Warrant Shares issuable upon exercise of the Warrants will increase in certain circumstances in accordance with the respective terms of the Certificate of Designations and the Warrant. The Company further acknowledges that, its obligation to issue Conversion Shares upon conversion of the Preferred Shares in accordance with this Agreement and the Preferred Shares and its obligation to issue the Warrant Shares upon exercise of the Warrants in accordance with this Agreement and the Warrants is, in each case, except as provided in the Certificate of Designations and the Warrant, respectively, absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of the Company.

(j)  Application of Takeover Protections; Rights Agreement. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Certificate of Incorporation (as defined in Section 3(q)) or the laws of the state of its incorporation which is or could become applicable to any Buyer as a result of the transactions contemplated by this Agreement, including, without limitation, the Company's issuance of the Securities and any Buyer's ownership of the Securities.

(k)  SEC Documents; Financial Statements. During the three (3) years prior to the date hereof, the Company has filed all reports, schedules, forms, statements and other filings required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC Documents"). The Company has delivered to each Buyer or their respective designees true, correct and complete copies of the SEC Documents not available on the EDGAR system. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(l)  Absence of Certain Changes. Since the date of the last audited financial statements included in the SEC Documents, except as disclosed in Schedule 3(l), (i) there has been no change or development that has had a Material Adverse Effect, and (ii) the Company has not (A) declared or paid any dividends, (B) sold any assets, individually or in the aggregate, in excess of $250,000 outside of the ordinary course of business or (C) had capital expenditures, individually or in the aggregate, in excess of $250,000. The Company has not filed a petition or commencement of a proceeding under any bankruptcy law and, to the Company’s knowledge, none of the Company’s creditors have initiated involuntary bankruptcy proceedings against the Company and the Company does not have actual knowledge of any fact that would reasonably lead a creditor to do so. The Company is not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Closing, will not be Insolvent (as defined below). For purposes of this Section 3(l), "Insolvent" means, with respect to any Person (as defined in Section 3(s)), (i) the present fair saleable value of such Person's assets is less than the amount required to pay such Person's total Indebtedness (as defined in Section 3(s)), (ii) the Company is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

(m)  [INTENTIONALLY OMITTED]

(n)  Conduct of Business; Regulatory Permits. Neither the Company nor its Subsidiaries is in violation of any term of or in default under its Certificate of Incorporation, any Certificate of Designations, Preferences and Rights of any outstanding series of preferred stock of the Company or Bylaws or their organizational charter or bylaws, respectively. Neither the Company nor any of its Subsidiaries is in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to the Company or its Subsidiaries, except for possible violations which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, the Company is not in violation of any of the applicable rules, regulations or requirements of the Principal Market and has no knowledge of any facts or circumstances which would reasonably lead to delisting or suspension of the Common Stock by the Principal Market in the next twelve months, except for any violations that would not have, individually or in the aggregate, a Material Adverse Effect. Except as disclosed on Schedule 3(n), since December 31, 2003, (i) the Common Stock has been designated for quotation on the Principal Market, (ii) trading in the Common Stock has not been suspended by the SEC or the Principal Market and (iii) other than in connection with the events leading to the movement of the listing of the Common Stock from the Nasdaq National Market to the Principal Market, the Company has received no communication, written or oral, from the SEC or the Principal Market to the effect that the Company is not in compliance with the listing or maintenance requirements of the Principal Market regarding the suspension or delisting of the Common Stock from the Principal Market. The Company and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not have, individually or in the aggregate, a Material Adverse Effect, and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

(o)  Foreign Corrupt Practices. Neither the Company, nor any of its Subsidiaries, nor to the Company's knowledge, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(p)  Sarbanes-Oxley Act. The Company is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof, except where such noncompliance would not have, individually or in the aggregate, a Material Adverse Effect.

(q)  Transactions With Affiliates. Except as set forth in the SEC Documents filed at least two days prior to the date hereof and other than the grant of stock options disclosed on Schedule 3(q), none of the officers, directors or employees of the Company is presently a party to any transaction with the Company or any of its Subsidiaries (other than for ordinary course services as employees, officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.

(r)  Equity Capitalization. As of April 18, 2005, the authorized capital stock of the Company consists of (x) 70,000,000 shares of Common Stock, of which 42,467,580 are issued and outstanding, 8,500,000 shares are reserved for issuance pursuant to the Company's stock option and purchase plans and 667,247 shares are reserved for issuance pursuant to securities (other than the aforementioned options, the Preferred Shares and the Warrants) exercisable or exchangeable for, or convertible into, shares of Common Stock, (y) 5,000,000 of preferred stock of the Company, none of which are issued and outstanding. All of such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and nonassessable. Except as disclosed in Schedule 3(r): (i) none of the Company's shares of capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company (other than any liens or encumbrances created pursuant to the Transaction Documents); (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Company or any of its Subsidiaries; (iii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing Indebtedness (as defined in Section 3(s)) of the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is or may become bound; (iv) there are no financing statements securing obligations in any material amounts, either singly or in the aggregate, filed in connection with the Company; (v) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act (except the Registration Rights Agreement); (vi) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries; (vii) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities; (viii) the Company does not have any stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement; and (ix) the Company and its Subsidiaries have no liabilities or obligations required to be disclosed in the SEC Documents but not so disclosed in the SEC Documents, other than those incurred in the ordinary course of the Company's or its Subsidiaries' respective businesses and which, individually or in the aggregate, do not or would not have a Material Adverse Effect. The Company has made available to the Buyer true, correct and complete copies of the Company's Amended and Restated Certificate of Incorporation, as amended and as in effect on the date hereof (the "Certificate of Incorporation"), and the Company's Bylaws, as amended and as in effect on the date hereof (the "Bylaws"), and the terms of all securities convertible into, or exercisable or exchangeable for, shares of Common Stock and the material rights of the holders thereof in respect thereto.

(s)  Indebtedness and Other Contracts. Except as disclosed in Schedule 3(s), neither the Company nor any of its Subsidiaries (i) has any outstanding Indebtedness (as defined below), (ii) is a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument, could reasonably be expected to result in a Material Adverse Effect, (iii) is in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Material Adverse Effect, or (iv) is a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of the Company's officers, has or is expected to have a Material Adverse Effect. For purposes of this Agreement: (x) "Indebtedness" of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) "capital leases" in accordance with generally accepted accounting principals (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above; (y) "Contingent Obligation" means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; and (z) "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(t)  Absence of Litigation. Except as set forth in Schedule 3(t), there is no action, suit, proceeding, inquiry or investigation before or by the Principal Market, any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against the Company or any of the Company's Subsidiaries or any of the Company's or the Company's Subsidiaries' officers or directors in their capacities as such, which action, suit, proceeding, inquiry or investigation, if determined adversely to the Company, its Subsidiary or their respective officer or director, as the case may be, would have a Material Adverse Effect.

(u)  Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. Neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for and neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

(v)  Employee Relations. (i) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or employs any member of a union. No current executive officer of the Company (as defined in Rule 501(f) of the 1933 Act) has notified the Company that such officer intends to leave the Company or otherwise terminate such officer's employment with the Company. To the Company’s knowledge, no executive officer of the Company, is in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement or any other similar contract or agreement, or any restrictive covenant pertaining to the subject matter of any such contract or agreement, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters.

(ii)  The Company and its Subsidiaries are in compliance with all applicable federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(w)  Title. The Company and its Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of the Company and its Subsidiaries, in each case free and clear of all liens, encumbrances and defects such as are described in Schedule 3(w) or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and any of its Subsidiaries. Any real property and facilities held under lease by the Company and any of its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.

(x)  Intellectual Property Rights. The Company and its Subsidiaries own or possess adequate rights or licenses to use all trademarks, service marks and all applications and registrations therefor, trade names, patents, patent rights, copyrights, original works of authorship, inventions, trade secrets and other intellectual property rights ("Intellectual Property Rights") necessary to conduct their respective businesses as now conducted. Except as disclosed on Schedule 3(x), none of the Company's registered Intellectual Property Rights have expired or terminated or have been abandoned, or by their terms shall expire within three (3) years from the date of this Agreement. The Company has not received a written notice that the Intellectual Property Rights of the Company and its Subsidiaries infringes upon the Intellectual Property Rights of any other Person. There is no claim, action or proceeding pending or, to the knowledge of the Company, threatened in writing, against the Company or its Subsidiaries regarding its Intellectual Property Rights. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their Intellectual Property Rights.

(y)  Environmental Laws. The Company and its Subsidiaries (i) are in compliance with any and all Environmental Laws (as hereinafter defined), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The term "Environmental Laws" means all federal, state, local or foreign laws applicable to the Company relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, notices or notice letters, orders, plans or regulations issued, entered, promulgated or enforced by any governmental authority thereunder.

(z)  Subsidiary Rights. The Company or one of its Subsidiaries has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all capital securities of its Subsidiaries as owned by the Company or such Subsidiary.

(aa)  Tax Status. The Company and each of its Subsidiaries (i) has made or filed all foreign, federal and state income and all other tax returns, reports and declarations required to be made or filed by it by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

(bb)  Internal Accounting and Disclosure Controls. The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 under the 1934 Act) that are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed in to ensure that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is accumulated and communicated to the Company's management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure.

(cc)  Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its Exchange Act filings and is not so disclosed or that otherwise would be reasonably likely to have a Material Adverse Effect.

(dd)  Investment Company Status. The Company is not, and upon consummation of the sale of the Securities will not be, an "investment company," a company controlled by an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended.

(ee)  Form S-3 Eligibility. The Company is eligible to register the Conversion Shares, Dividend Shares and the Warrant Shares for resale by the Buyers using Form S-3 promulgated under the 1933 Act.

(ff)  Transfer Taxes. On the Closing Date, all stock transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the sale and transfer of the Securities to be sold to each Buyer hereunder will be, or will have been, fully paid or provided for by the Company, and all laws imposing such taxes will be or will have been complied with.

(gg)  Manipulation of Price. The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or, paid any compensation for soliciting purchases of, any of the Securities (other than for the Agent’s placement of the Securities), or (iii) paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Company.

(hh)  Disclosure. The Company confirms that neither it nor any other Person acting on its behalf has provided any of the Buyers or their agents or counsel with any information that constitutes material, nonpublic information. The Company understands and confirms that each of the Buyers will rely on the foregoing representations in effecting transactions in securities of the Company. All disclosure provided to the Buyers regarding the Company, its business and the transactions contemplated hereby, including the Schedules to this Agreement, is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, in all material respects not misleading. No event or circumstance has occurred or information exists with respect to the Company or any of its Subsidiaries or its or their business, properties, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

(ii)  Acknowledgement Regarding Buyers' Trading Activity. Anything in this Agreement or elsewhere herein to the contrary notwithstanding, it is understood and acknowledged by the Company (i) that none of the Buyers have been asked to agree, nor has any Buyer agreed, to desist from purchasing or selling, long and/or short, securities of the Company, or "derivative" securities based on securities issued by the Company or to hold the Securities for any specified term; (ii) that any Buyer, and counter parties in "derivative" transactions to which any such Buyer is a party, directly or indirectly, presently may have a "short" position in the Common Stock, and (iii) that each Buyer shall not be deemed to have any affiliation with or control over any arm's length counter-party in any "derivative" transaction. The Company further understands and acknowledges that one or more Buyers may engage in hedging activities at various times during the period that the Securities are outstanding, including, without limitation, during the periods that the value of the Conversion Shares, the Warrant Shares and Dividend Shares deliverable with respect to Securities are being determined.

4.  COVENANTS.

(a)  Best Efforts. Each party shall use its best efforts timely to satisfy each of the conditions to be satisfied by it as provided in Sections 6 and 7 of this Agreement.

(b)  Form D and Blue Sky. The Company agrees to file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to each Buyer promptly after such filing. The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Securities for sale to the Buyers at the Closing pursuant to this Agreement under applicable securities or "Blue Sky" laws of the states of the United States (or to obtain an exemption from such qualification). The Company shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or "Blue Sky" laws of the states of the United States following the Closing Date.

(c)  Reporting Status. Until the date on which the Investors (as defined in the Registration Rights Agreement) shall have sold all the Conversion Shares, Dividend Shares and Warrant Shares and none of the Preferred Shares or Warrants is outstanding (the "Reporting Period"), the Company shall timely file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status as an issuer required to timely file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would otherwise permit such termination.

(d)  Use of Proceeds. The Company will use the proceeds from the sale of the Securities for working capital and general corporate purposes and not for the repayment of any outstanding Indebtedness of the Company or any of its Subsidiaries or redemption or repurchase of any of its equity securities, except in connection with an acquisition of assets or securities by the Company not for capital raising purposes.

(e)  Financial Information. The Company agrees to send the following to each Investor during the Reporting Period (i) unless the following are filed with the SEC through EDGAR and are available to the public through the EDGAR system, within one (1) Business Day after the filing thereof with the SEC, a copy of its Annual Reports on Form 10-K, its Quarterly Reports on Form 10-Q, any Current Reports on Form 8-K and any registration statements (other than on Form S-8) or amendments filed pursuant to the 1933 Act, (ii) unless attached to a Current Report on a Form 8-K filed with the SEC through EDGAR, on the same day as the release thereof, facsimile copies of all press releases issued by the Company or any of its Subsidiaries, and (iii) copies of any notices and other information made available or given to the stockholders of the Company generally, contemporaneously with the making available or giving thereof to the stockholders. For the purposes of this Section 4(e) only, the Company may send notice to the Investors by electronic mail to their respective electronic mail addresses as set forth in the Schedule of Buyers attached hereto. As used herein, "Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(f)  Listing. The Company shall use its best efforts to promptly secure the listing of all of the Registrable Securities (as defined in the Registration Rights Agreement) upon each national securities exchange and automated quotation system, if any, upon which the Common Stock is then listed (subject to official notice of issuance) and shall use its best efforts to maintain, so long as any other shares of Common Stock shall be so listed and in accordance with the Preferred Shares and Warrants, such listing of all Registrable Securities from time to time issuable under the terms of the Transaction Documents. The Company shall use its best efforts to maintain the Common Stocks' authorization for quotation on the Principal Market. Neither the Company nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on the Principal Market; provided, however, that the Company makes no covenant regarding the trading price of the Common Stock. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 4(f).

(g)  Fees. The Company and the Buyers hereby acknowledge that the Company has advanced to Portside Growth & Opportunity Fund an amount equal to $65,000 for fees and expenses of the Buyers in connection with the preparation, execution and performance of the Transaction Documents and the transactions contemplated hereby and thereby. Subject to Section 8 below, at the Closing, subject to receipt of appropriate supporting documentation, the Company shall reimburse Portside Growth & Opportunity Fund (a Buyer) or its designee(s) (in addition to any other amounts paid to any Buyer or its designee prior to the date of this Agreement) for its reasonable fees and expenses in connection with the preparation, execution and performance of the Transaction Documents and the transactions contemplated hereby and thereby, in an amount not to exceed $12,500, which amount shall be withheld from such Buyer’s Purchase Price at the Closing. The Company shall be responsible for the payment of any placement agent's fees, financial advisory fees, or broker's commissions (other than for Persons engaged by any Buyer or its agents) relating to or arising out of the transactions contemplated hereby, including, without limitation, any fees or commissions payable to the Agent. The Company shall pay, and hold each Buyer harmless against, any liability, loss or expense (including, without limitation, reasonable attorney's fees and out-of-pocket expenses) arising in connection with any claim relating to any such payment. Except as otherwise set forth in the Transaction Documents, each party to this Agreement shall bear its own expenses in connection with the sale of the Securities to the Buyers.

(h)  Pledge of Securities. The Company acknowledges and agrees that the Securities may be pledged by an Investor (as defined in the Registration Rights Agreement) in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Securities. The pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Investor effecting a pledge of Securities shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document, including, without limitation, Section 2(f) hereof; provided that an Investor and its pledgee shall be required to comply with the provisions of Section 2(f) hereof in order to effect a sale, transfer or assignment of Securities to such pledgee. The Company hereby agrees to execute and deliver such documentation acknowledging the existence of a pledge as a pledgee of the Securities may reasonably request in connection with a pledge of the Securities to such pledgee by an Investor.

(i)  Disclosure of Transactions and Other Material Information. On or before 8:30 a.m., New York City time, on the first Business Day following the earlier of (x) the public announcement of the first closing of the transactions contemplated by the Dow Purchase Agreement and (y) the Closing Date, but no later than 5:00 p.m. on April 25, 2005, the Company shall file a Current Report on Form 8-K describing the terms of the transactions contemplated by the Transaction Documents in the form required by the 1934 Act and attaching the material Transaction Documents (including, without limitation, this Agreement the form of the Certificate of Designations, the form of Warrant, the form of the Voting Agreement, the form of the Registration Rights Agreement and the form of Security Documents) as exhibits to such filing (including all attachments, the "8-K Filing"). From and after the filing of the 8-K Filing with the SEC, no Buyer shall be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries or any of its respective officers, directors, employees or agents, that is not disclosed in the 8-K Filing. The Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees and agents, not to, provide any Buyer with any material, nonpublic information regarding the Company or any of its Subsidiaries from and after the filing of the 8-K Filing with the SEC without the express written consent of such Buyer. If, notwithstanding the foregoing, the Company, its Subsidiaries or each of their respective officers, directors, employees and agents, provide any Buyer with any material, nonpublic information, regarding the Company or any of its Subsidiaries, the Buyer shall provide the Company with written notice thereof. The Company shall, within five (5) Trading Days of receipt of such notice, make public disclosure of such material, nonpublic information. In the event of a breach of the foregoing covenant by the Company, any of its Subsidiaries, or any of its or their respective officers, directors, employees and agents, in addition to any other remedy provided herein or in the Transaction Documents, a Buyer shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material, nonpublic information without the prior approval by the Company, its Subsidiaries, or any of its or their respective officers, directors, employees or agents. No Buyer shall have any liability to the Company, its Subsidiaries, or any of its or their respective officers, directors, employees, stockholders or agents for any such disclosure. Subject to the foregoing, neither the Company nor any Buyer shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of any Buyer, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith and (ii) as is required by applicable law and regulations (provided that in the case of clause (i) each Buyer shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release).

(j)  Additional Registration Statements. Until the date that the Registration Statement (as defined in the Registration Rights Agreement) is first declared effective by the SEC (the "Effective Date"), other than any registration statement to be filed pursuant to the Registration Rights Agreement between the Company and The Dow Chemical Company ("Dow"), executed pursuant to the Dow Purchase Agreement (as defined below), the Company shall not file a registration statement under the 1933 Act relating to securities that are not the Securities.

(k)  Additional Notes; Variable Securities; Dilutive Issuances. So long as any Buyer beneficially owns any Preferred Shares, other than pursuant to the Stock Purchase Agreement between the Company and Dow, dated as of February, 27, 2005, as amended prior to the Closing (the "Dow Purchase Agreement"), the Company will not issue any Preferred Shares other than to the Buyers as contemplated hereby and the Company shall not issue any other securities that would cause a breach or default under the Certificate of Designations. For so long as 25% or more of the Preferred Shares or Warrants remain outstanding, other than pursuant to the Dow Purchase Agreement, the Company shall not, in any manner, issue or sell any rights, warrants or options to subscribe for or purchase Common Stock or directly or indirectly convertible into or exchangeable or exercisable for Common Stock at a price which varies or may vary with the market price of the Common Stock, including by way of one or more reset(s) to any fixed price unless the conversion, exchange or exercise price of any such security cannot be less than the then applicable Conversion Price (as defined in the Certificate of Designations) with respect to the Common Stock into which any Preferred Share is convertible or the then applicable Exercise Price (as defined in the Warrants) with respect to the Common Stock into which any Warrant is exercisable. For so long as any Preferred Shares or Warrants remain outstanding, the Company shall not, in any manner, enter into or affect any Dilutive Issuance (as defined in the Certificate of Designations) if the effect of such Dilutive Issuance is to cause the Company to be required to issue upon conversion of any Preferred Share or exercise of any Warrant any shares of Common Stock in excess of that number of shares of Common Stock which the Company may issue upon conversion of the Preferred Shares, and exercise of the Warrants without breaching the Company's obligations under the rules or regulations of the Principal Market.

(l)  Corporate Existence. So long as any Buyer beneficially owns any Preferred Shares or Warrants, the Company shall not be party to any Fundamental Transaction (as defined in the Certificate of Designations) unless the Company is in compliance with the applicable provisions governing Fundamental Transactions set forth in the Certificate of Designations and the Warrants.

(m)  Reservation of Shares. The Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than the sum of (1) 130% of the number of shares of Common Stock issuable upon conversion of the issued and outstanding Preferred Shares, (2) 100% of the number of Dividend Shares issuable pursuant to the terms of the Preferred Shares and (3) 100% of the number of shares of Common Stock issuable upon exercise of the issued and outstanding Warrants.

(n)  Conduct of Business. The business of the Company and its Subsidiaries shall not be conducted in violation of any law, ordinance or regulation of any governmental entity applicable to the business of the Company and its Subsidiaries, except where such violations could not result, either individually or in the aggregate, in a Material Adverse Effect.

(o)  Additional Issuances of Securities.

(i)  For purposes of this Section 4(o), the following definitions shall apply.

(A)  "Convertible Securities" means any stock or securities (other than Options) convertible into or exercisable or exchangeable for shares of Common Stock.

(B)  "Options" means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(C)  "Common Stock Equivalents" means, collectively, Options and Convertible Securities.

(ii)  Other than the Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock and the warrants to acquire Common Stock which shall be issued or issuable pursuant to the Dow Purchase Agreement (or the shares of Common Stock issuable upon conversion of such preferred shares or the exercise of such warrants), from the date hereof until the date that is thirty (30) Trading Days (as defined in the Certificate of Designations) following the Effective Date (as defined in the Registration Rights Agreement) (the "Trigger Date"), the Company will not, directly or indirectly, offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition of) any of its or its Subsidiaries' equity or equity equivalent securities, including without limitation any debt, preferred stock or other instrument or security that is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for shares of Common Stock or Common Stock Equivalents (any such offer, sale, grant, disposition or announcement being referred to as a "Subsequent Placement").

(iii)  Other than the Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock and the warrants to acquire Common Stock which shall be issued or issuable pursuant to the Dow Purchase Agreement (or the shares of Common Stock issuable upon conversion of such preferred shares or exercise of such warrants), from the Trigger Date until the two year anniversary of the Closing Date, the Company will not, directly or indirectly, effect any Subsequent Placement unless the Company shall have first complied with this Section 4(o)(iii).

(A)  The Company shall deliver to each Buyer a written notice (the "Offer Notice") (which will be used by the Buyer in compliance with applicable law) of any proposed or intended issuance or sale or exchange (the "Offer") of the securities being offered (the "Offered Securities") in a Subsequent Placement, which Offer Notice shall (w) identify and describe the Offered Securities, (x) describe the price and other terms upon which they are to be issued, sold or exchanged, and the number or amount of the Offered Securities to be issued, sold or exchanged, (y) identify the persons or entities (if known) to which or with which the Offered Securities are to be offered, issued, sold or exchanged and (z) offer to issue and sell to or exchange with such Buyers a pro rata portion of 30% of the Offered Securities allocated among such Buyers (a) based on such Buyer's pro rata portion of the aggregate Preferred Shares purchased hereunder (the "Basic Amount"), and (b) with respect to each Buyer that elects to purchase its Basic Amount, any additional portion of the Offered Securities attributable to the Basic Amounts of other Buyers as such Buyer shall indicate it will purchase or acquire should the other Buyers subscribe for less than their Basic Amounts (the "Undersubscription Amount").

(B)  To accept an Offer, in whole or in part, such Buyer must deliver a written notice to the Company prior to the end of the fifth (5th) Business Day after such Buyer's receipt of the Offer Notice (the "Offer Period"), setting forth the portion of such Buyer's Basic Amount that such Buyer elects to purchase and, if such Buyer shall elect to purchase all of its Basic Amount, the Undersubscription Amount, if any, that such Buyer elects to purchase (in either case, the "Notice of Acceptance"). If the Basic Amounts subscribed for by all Buyers are less than the total of all of the Basic Amounts, then each Buyer who has set forth an Undersubscription Amount in its Notice of Acceptance shall be entitled to purchase, in addition to the Basic Amounts subscribed for, the Undersubscription Amount it has subscribed for; provided, however, that if the Undersubscription Amounts subscribed for exceed the difference between the total of all the Basic Amounts and the Basic Amounts subscribed for (the "Available Undersubscription Amount"), each Buyer who has subscribed for any Undersubscription Amount shall be entitled to purchase only that portion of the Available Undersubscription Amount as the Basic Amount of such Buyer bears to the total Basic Amounts of all Buyers that have subscribed for Undersubscription Amounts, subject to rounding by the Company to the extent its deems reasonably necessary.

(iv)  The Company shall have twenty (20) Business Days from the expiration of the Offer Period above to offer, issue, sell or exchange all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by the Buyers (the "Refused Securities"), but only to the offerees described in the Offer Notice (if so described therein) and only upon terms and conditions (including, without limitation, unit prices and interest rates) that are not more favorable to the acquiring person or persons or less favorable to the Company than those set forth in the Offer Notice.

(v)  In the event the Company shall propose to sell less than all the Refused Securities (any such sale to be in the manner and on the terms specified in Section 4(p)(iii)(3) above), then each Buyer may, at its sole option and in its sole discretion, reduce the number or amount of the Offered Securities specified in its Notice of Acceptance to an amount that shall be not less than the number or amount of the Offered Securities that such Buyer elected to purchase pursuant to Section 4(p)(iii)(2) above multiplied by a fraction, (i) the numerator of which shall be the number or amount of Offered Securities the Company actually proposes to issue, sell or exchange (including Offered Securities to be issued or sold to Buyers pursuant to Section 4(p)(iii)(3) above prior to such reduction) and (ii) the denominator of which shall be the original amount of the Offered Securities. In the event that any Buyer so elects to reduce the number or amount of Offered Securities specified in its Notice of Acceptance, the Company may not issue, sell or exchange more than the reduced number or amount of the Offered Securities unless and until such securities have again been offered to the Buyers in accordance with Section 4(p)(iii)(1) above.

(vi)  Upon the closing of the issuance, sale or exchange of all or less than all of the Refused Securities, the Buyers shall acquire from the Company, and the Company shall issue to the Buyers, the number or amount of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to Section 4(p)(iii)(3) above if the Buyers have so elected, upon the terms and conditions specified in the Offer. The purchase by the Buyers of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Company and the Buyers of a purchase agreement relating to such Offered Securities reasonably satisfactory in form and substance to the Buyers and their respective counsel.

(vii)  Any Offered Securities not acquired by the Buyers or other persons in accordance with Section 4(p)(iii)(3) above may not be issued, sold or exchanged until they are again offered to the Buyers under the procedures specified in this Agreement.

(viii)  The restrictions contained in subsections (ii) and (iii) of this Section 4(p) shall not apply in connection with the issuance of any Excluded Securities (as defined in the Certificate of Designations).

(p)  Cash Collateral Account. (i) On or prior to the Closing, the Company shall establish with a bank acceptable to the Buyers and the Company (as defined in the Account Control Agreement) (the "Cash Collateral Bank") a deposit account (together with all monies on deposit in such deposit account and all certificates and instruments, if any, representing or evidencing such deposit account, the "Cash Collateral Account"), and shall cause the Cash Collateral Bank to enter into an account control agreement with the Buyers, substantially in the form of Exhibit E (the "Account Control Agreement"). Upon the request of the Buyers, the Company shall also execute and deliver such other customary agreements and instruments necessary to grant the Buyers a first priority perfected security interest in the Cash Collateral Account to secure the Preferred Shares. The Company agrees that it shall not permit the Cash Collateral Account to be subject to any lien, pledge, charge, security interest or other encumbrance other than as provided in the immediately preceding sentence.

(ii)  The funds in the Cash Collateral Account shall be distributed as set forth below:

(A)  In connection with any payment of dividends on the Preferred Shares ("Preferred Dividends") on each Dividend Date (as defined in the Certificate of Designations) pursuant to and in such amounts provided in the Certificate of Designations, the Company shall deliver written instructions to the Cash Collateral Bank directing the release to the Company, from the Cash Collateral Account, with a copy of the notice to the holders of Preferred Shares (such notice, a "Dividend Notice"), of an amount equal to the cash amount of the aggregate Preferred Dividends paid to the holders of Preferred Shares on such Dividend Date; and

(B)  If any balance remains in the Cash Collateral Account on the Maturity Date (as defined in the Certificate of Designations), the Buyers shall deliver written instructions to the Cash Collateral Bank directing it to release to the Company the balance of any such amount remaining in the Cash Collateral Account.

(q)  Stockholder Approval. The Company shall provide each stockholder entitled to vote at a special or annual meeting of stockholders of the Company (the "Stockholder Meeting"), which shall be promptly called and held not later than April 30, 2006 (the "Stockholder Meeting Deadline"), a proxy statement, substantially in the form which has been previously reviewed by the Buyers and a counsel of their choice (which review shall be completed within five (5) Business Days of such counsel's receipt of the proxy statement and such review requirement shall be waived if such counsel has not completed its review within such five (5) Business Day period), soliciting each such stockholder's affirmative vote at the Stockholder Meeting for approval of resolutions providing for (i) the Company's issuance of all of the Securities as described in the Transaction Documents in accordance with applicable law and the rules and regulations of the Principal Market and (ii) increasing the number of authorized shares of Common Stock (such affirmative approval being referred to herein as the "Stockholder Approval"), and the Company shall use its best efforts to solicit its stockholders' approval of such resolutions and to cause the Board of Directors of the Company to recommend to the stockholders that they approve such resolutions. The Company shall be obligated to seek to obtain the Stockholder Approval by the Stockholder Meeting Deadline. If, despite the Company's best efforts the Stockholder Approval is not obtained on or prior to the Stockholder Meeting Deadline, the Company shall either (x) cause an additional Stockholder Meeting to be held every six (6) months thereafter until such Stockholder Approval is obtained or (y) cause one (1) additional Stockholder Meeting to be held within six (6) months thereafter and if such Stockholder Approval is not obtained, each Buyer shall have the right, at such Buyer's option, to require the Company to redeem any of such Buyer's Preferred Shares at the Redemption Price (as defined in the Certificate of Designations, with such failure being deemed a Redemption Event for purposes of such definition hereunder).

(r)  Voting Agreement. The Company shall use its reasonable best efforts to effectuate the transactions contemplated by the Voting Agreement, substantially in the form attached hereto as Exhibit F (the "Voting Agreement"), executed by the Company and each of John Giolli, Adam Briggs, Rex Luzader, Dave Ramm, Chris Andersen, George Zalepa and John Battaglini (the "Stockholders").

5.  REGISTER; TRANSFER AGENT INSTRUCTIONS.

(a)  Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to each holder of Securities), a register for the Preferred Shares and the Warrants, in which the Company shall record the name and address of the Person in whose name the Preferred Shares and the Warrants have been issued (including the name and address of each transferee), the face amount of Preferred Shares held by such Person, the number of Warrant Shares issuable upon exercise of the Warrants held by such Person and the number of Preferred Shares held by such Person. The Company shall keep the register open and available at all times during business hours for inspection of any Buyer or its legal representatives.

(b)  Transfer Agent Instructions. The Company shall issue irrevocable instructions to its transfer agent, and any subsequent transfer agent, to issue certificates or credit shares to the applicable balance accounts at The Depository Trust Company ("DTC"), registered in the name of each Buyer or its respective nominee(s), for the Conversion Shares, and the Warrant Shares issued at the Closing or upon conversion of the Preferred Shares or exercise of the Warrants in such amounts as specified from time to time by each Buyer to the Company upon conversion of the Preferred Shares or exercise of the Warrants in the form of Exhibit G attached hereto (the "Irrevocable Transfer Agent Instructions"). The Company warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 5(b), and stop transfer instructions to give effect to Section 2(g) hereof, will be given by the Company to its transfer agent, and that the Securities shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the other Transaction Documents. If a Buyer effects a sale, assignment or transfer of the Securities in accordance with Section 2(f), the Company shall permit the transfer and shall promptly instruct its transfer agent to issue one or more certificates or credit shares to the applicable balance accounts at DTC in such name and in such denominations as specified by such Buyer to effect such sale, transfer or assignment. In the event that such sale, assignment or transfer involves Conversion Shares or Warrant Shares sold, assigned or transferred pursuant to an effective registration statement or pursuant to Rule 144, the transfer agent shall issue such Securities to the Buyer, assignee or transferee, as the case may be, without any restrictive legend. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to a Buyer. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 5(b) will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 5(b), that a Buyer shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

6.  CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL. The obligation of the Company hereunder to issue and sell the Preferred Shares and to each Buyer at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion by providing each Buyer with prior written notice thereof:

(a)  Such Buyer shall have executed and delivered each of the Transaction Documents to which it is a party and delivered the same to the Company

(b)  Such Buyer shall have delivered to the Company the Purchase Price (less, in the case of Portside Growth & Opportunity Fund, the amounts withheld pursuant to Section 4(g)) for the Preferred Shares and the related Warrants being purchased by such Buyer at the Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

(c)  The representations and warranties of such Buyer shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and such Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Buyer at or prior to the Closing Date.

7.  CONDITIONS TO EACH BUYER'S OBLIGATION TO PURCHASE. The obligation of each Buyer hereunder to purchase the Preferred Shares and the related Warrants at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for each Buyer's sole benefit and may be waived by such Buyer at any time in its sole discretion by providing the Company with prior written notice thereof:

(a)  The Company shall have executed and delivered to such Buyer (i) each of the Transaction Documents (other than the Account Control Agreement) and (ii) certificates representing the Preferred Shares (in such denominations as such Buyer shall request), the related Warrants (in such amounts as such Buyer shall request) being purchased by such Buyer at the Closing pursuant to this Agreement.

(b)  The Voting Agreement shall have been executed and delivered to such Buyer by the Company and each the Stockholders.

(c)  Such Buyer shall have received the opinion of Dickstein Shapiro Morin & Oshinsky LLP, the Company's counsel, dated as of the Closing Date, in substantially the form of Exhibit H attached hereto.

(d)  The Company shall have delivered to such Buyer a copy of the Irrevocable Transfer Agent Instructions, in the form of Exhibit G attached hereto, which instructions shall have been delivered to and acknowledged in writing by the Company's transfer agent.

(e)  The Company shall have delivered to such Buyer a certificate evidencing the formation and good standing of the Company issued by the Secretary of State of the State of Delaware, as of a date within 10 days of the Closing Date.

(f)  The Company shall have delivered to such Buyer a certificate evidencing the Company's qualification as a foreign corporation and good standing issued by the Secretary of State of the State of New Jersey as of a date within 10 days of the Closing Date.

(g)  The Company shall have delivered to such Buyer a certified copy of the Certificate of Incorporation as certified by the Secretary of State of the State of Delaware within 10 days of the Closing Date.

(h)  The Company shall have delivered to such Buyer a certificate, executed by the Secretary of the Company and dated as of the Closing Date, as to (i) the resolutions as adopted by the Executive Committee of the Company's Board of Directors in a form reasonably acceptable to such Buyer, (ii) the Certificate of Incorporation and (iii) the Bylaws, each as in effect at the Closing in the form attached hereto as Exhibit I.

(i)  The representations and warranties of the Company shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Closing Date. Such Buyer shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by such Buyer in the form attached hereto as Exhibit J.

(j)  The Company shall have delivered to such Buyer a letter from the Company's transfer agent certifying the number of shares of Common Stock outstanding as of a date within five Business Days of the Closing Date.

(k)  The Common Stock (i) shall be designated for quotation or listed on the Principal Market and (ii) shall not have been suspended, as of the Closing Date, by the SEC or the Principal Market from trading on the Principal Market nor shall suspension by the SEC or the Principal Market have been threatened, as of the Closing Date, either (A) in writing by the SEC or the Principal Market or (B) by falling below the minimum listing maintenance requirements of the Principal Market.

(l)  The Certificate of Designations in the form attached as Exhibit A shall have been filed on or prior to the Closing Date with the Secretary of State of the State of Delaware and shall be in full force and effect, enforceable against the Company in accordance with its terms and shall not have been amended.

(m)  The Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, required to be obtained on or prior to the Closing Date with respect to the sale of the Securities.

(n)  Within six (6) Business Days prior to the Closing, the Company shall have delivered or caused to be delivered to each Buyer a perfection certificate, duly completed and executed by the Company and each of its Subsidiaries, in form and substance satisfactory to the Buyers.

(o)  The transactions contemplated by the Dow Purchase Agreement shall have closed and the transaction documents with respect to such transaction shall not be changed in any respect material to the Buyers from the drafts attached hereto.

(p)  The Company shall have delivered to such Buyer such other documents relating to the transactions contemplated by this Agreement as such Buyer or its counsel may reasonably request.

8.  TERMINATION. In the event that the Closing shall not have occurred with respect to a Buyer on or before five (5) Business Days from the date hereof due to the Company's or such Buyer's failure to satisfy the conditions set forth in Sections 6 and 7 above (and the nonbreaching party's failure to waive such unsatisfied condition(s)), the nonbreaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party; provided, however, this if this Agreement is terminated pursuant to this Section 8, the Company shall remain obligated to reimburse the non-breaching Buyers for the expenses described in Section 4(g) above.

9.  MISCELLANEOUS.

(a)  Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(b)  Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

(c)  Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d)  Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(e)  Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Buyers, the Company, their affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the holders of at least a majority of the Preferred Shares then outstanding, and any amendment to this Agreement made in conformity with the provisions of this Section 9(e) shall be binding on all Buyers and holders of Securities. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Preferred Shares then outstanding. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration also is offered to all of the parties to the Transaction Documents, holders of Preferred Shares or holders of the Warrants, as the case may be. The Company has not, directly or indirectly, made any agreements with any Buyers relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents.

(f)  Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Millennium Cell Inc.
One Industrial Way West
Eatontown, New Jersey 07724
Telephone:   (732) 542-4000
Facsimile:      (732) 542-4010
Attention:     President

with a copy to:

Dickstein Shapiro Morin & Oshinsky LLP
1177 Avenue of the Americas
New York, New York 10036
Telephone:   (212) 835-1400
Facsimile:     (212) 997-9880
Attention:    Malcolm I. Ross, Esq.

If to the Transfer Agent:

American Stock Transfer & Trust Company
59 Maiden Lane
New York, NY 10038
Telephone:   (718) 921-8293
Facsimile:      (718) 921-8334
Attention:     Isaac Kagan

If to a Buyer, to its address and facsimile number set forth on the Schedule of Buyers, with copies to such Buyer's representatives as set forth on the Schedule of Buyers,

with a copy (for informational purposes) to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Telephone: (212) 756-2000
Facsimile: (212) 593-5955
Attention: Eleazer N. Klein, Esq.

or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

(g)  Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Preferred Shares or the Warrants. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the holders of at least a majority of the Preferred Shares then outstanding, including by way of a Fundamental Transaction (unless the Company is in compliance with the applicable provisions governing Fundamental Transactions set forth in the Certificate of Designations and the Warrants). A Buyer may assign some or all of its rights hereunder without the consent of the Company in connection with a transfer by such Buyer of any of the Securities, in which event such assignee shall be deemed to be a Buyer hereunder with respect to such assigned rights; provided that such assignment is in compliance with applicable securities laws and the terms of the Transaction Documents.

(h)  No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(i)  Survival. Unless this Agreement is terminated under Section 8, the representations and warranties of the Company and the Buyers contained in Sections 2 and 3, the agreements and covenants set forth in Sections 4, 5 and 9 shall survive the Closing. Each Buyer shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

(j)  Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k)  Indemnification. In consideration of each Buyer's execution and delivery of the Transaction Documents and acquiring the Securities thereunder and in addition to all of the Company's other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless each Buyer and each other holder of the Securities and all of their stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons' agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages (other than lost profits), and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any breach of any representation or warranty made by the Company in the Transaction Documents, or (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or (c) any cause of action, suit or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Company) and arising out of or resulting from (i) the execution, delivery or performance of the Transaction Documents, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities, or (iii) the status of such Buyer or holder of the Securities as an investor in the Company pursuant to the transactions contemplated by the Transaction Documents; provided that indemnification pursuant to this clause (iii) shall not be available to the extent arising from such Buyer's bad faith, breach of the Transaction Documents, fraud, gross negligence or willful misconduct. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this Section 9(k) shall be the same as those set forth in Section 6 of the Registration Rights Agreement.

(l)  No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(m)  Remedies. Each Buyer and each holder of the Securities shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. Furthermore, the Company recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under the Transaction Documents, any remedy at law may prove to be inadequate relief to the Buyers. The Company therefore agrees that the Buyers shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.

(n)  Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever any Buyer exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Buyer may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights

(o)  Payment Set Aside. To the extent that the Company makes a payment or payments to the Buyers hereunder or pursuant to any of the other Transaction Documents or the Buyers enforce or exercise their rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, foreign, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

(p)  Independent Nature of Buyers' Obligations and Rights. The obligations of each Buyer under any Transaction Document are several and not joint with the obligations of any other Buyer, and no Buyer shall be responsible in any way for the performance of the obligations of any other Buyer under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Buyer pursuant hereto or thereto, shall be deemed to constitute the Buyers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Buyers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Buyer confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Buyer shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Transaction Documents, and it shall not be necessary for any other Buyer to be joined as an additional party in any proceeding for such purpose.

[Signature Page Follows]

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

COMPANY:

MILLENNIUM CELL INC.

By:	/s/ John D. Giolli
Name: John D. Giolli
Title: Acting Chief Financial Officer

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

BUYERS:

PORTSIDE GROWTH & OPPORTUNITY FUND

By:	/s/ Jeffrey Smith
Name: Jeffrey Smith
Title: Authorized Signatory

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

OTHER BUYERS:

PROVIDENT PREMIER MASTER FUND LTD.

By:	/s/ Steven Winters
Name: Steven Winters
Title: Attorney-in-fact

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

OTHER BUYERS:

IROQUOIS MASTER FUND LTD.

By:	/s/ Justin Silverman
Name: Justin Silverman
Title: Authorized Signatory

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

OTHER BUYERS:

LANGLEY PARTNERS, L.P.

By:	/s/ Jeffery Thorp
Name: Jeffery Thorp
Title: Managing Member of Langley Capital, LLP, its General Partner

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

OTHER BUYERS:

JGB CAPITAL L.P.

By:	/s/ Brett Cohen
Name: Brett Cohen
Title: President JGB Management Inc., as General Partner

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

OTHER BUYERS:

SMITHFIELD FIDUCIARY LLC

By:	/s/ Adam J. Chill
Name: Adam J. Chill
Title: Authorized Signatory

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

OTHER BUYERS:

THE TAIL WIND FUND LTD.

By:	Tail Wind Advisory and Management Ltd., as investment manager

By:	/s/ David Crook
Name: David Crook
Title: CEO

[Signature Page to Securities Purchase Agreement]

SCHEDULE OF BUYERS

(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)
Buyer	Address and Facsimile Number	Aggregate Number of Preferred Shares	Aggregate Number of Warrants	Purchase Price	Closing Payment Amount	Account Control Deposit Amount	Legal Representative's Address and Facsimile Number

Portside Growth & Opportunity Fund	c/o Ramius Capital Group, LLC 666 Third Avenue, 26th Floor New York, New York 10017 Attention: Jeffrey Smith Michael Neidell Facsimile: (212) 845-7999 Telephone: (212) 845-7955 E-mail: jsmith@ramius.com mneidell@ramius.com Residence: Cayman Islands	3,100	387,500	$3,100,000	$2,511,000.00	$589,000.00	Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022 Attention: Eleazer Klein, Esq. Facsimile: (212) 593-5955 Telephone: (212) 756-2376

Provident Premier Master Fund Ltd.	c/o Gemini Investment Strategies, LLC 35 Waterview Blvd. Parsippany, NJ 07054 Attention: Steven Winters Facsimile: (973) 404-1360 Telephone: (973) 404-1350 E-mail: Steve@GeminiStrategies.com Residence: Cayman Islands	1,150	143,750	$1,150,000	$931,500.00	$218,500.00	N/A

Iroquois Master Fund Ltd.	Iroquois Master Fund Ltd. 641 Lexington Ave. 26th Floor New York, New York 10022 Facsimile: (646) 274-1728 Telephone: (212) 974-3070 Attention: Joshua Silverman Residence:	1,150	143,750	$1,150,000	$931,500.00	$218,500.00	N/A

Langley Partners, L.P.	c/o Langley Capital, LLP 535 Madison Avenue 7th Floor New York, NY 10022 Attention: Jeffery Thorp Facsimile: (212) 850-7589 Telephone: (212) 850-7528 Email: JeffreyThorp@lcap.com Residence: New York State of Incorporation: Delaware	1,150	143,750	$1,150,000	$931,500.00	$218,500.00	N/A

JGB Capital L.P.	660 Madison Avenue 21st Floor New York, NY 10021 Attention: Brett Cohen Everett Alexander Facsimile: (212) 253-4093 Telephone: (212) 355-5771 E-mail: bcohen@jgbcap.com	1,150	143,750	$1,150,000	$931,500.00	$218,500.00	N/A

Smithfield Fiduciary LLC	c/o Highbridge Capital Management, LLC 9 West 57th Street 27th Floor New York, NY 10019 Attention: Ari J. Storch Adam J. Chill Facsimile: (212) 751-0755 Telephone: (212) 287-4720 Residence: Cayman Islands	1,150	143,750	$1,150,000	$931,500.00	$218,500.00	N/A

The Tail Wind Fund Ltd.	Notices to the following address: The Tail Wind Fund Ltd. c/o Tail Wind Advisory and Management Ltd. Attn: David Crook 1st Floor, No. 1 Regent Street London, SW1Y 4NS UK Facsimile: 44-207-468-7657 Telephone: 44-207-468-7660 Email: dcrook@tailwindam.com Any securities should be sent to the following address: The Tail Wind Fund Ltd. c/o The Bank of Nova Scotia Trust Company (Bahamas) Limited 404 East Bay Street Nassau, Bahamas Attention: Ngaire Strachan Facsimile: (242) 393-0582 Telephone: (242) 393-8777 Residence: British Virgin Islands	1,150	143,750	$1,150,000	$931,500.00	$218,500.00	Peter J. Weisman, P.C. 335 Madison Avenue, Suite 1702 New York, NY 10017 Telephone: 212-418-4972 Facsimile: 212-317-8855 Email: pweisman@pweisman.com
Total		10,000	1,250,000	$10,000,000	$8,100,000	$1,900,000

EXHIBITS

Exhibit A	Form of Certificate of Designations
Exhibit B	Form of Warrant
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Security Agreement
Exhibit E	Form of Account Control Agreement
Exhibit F	Form of Voting Agreement
Exhibit G	Form of Irrevocable Transfer Agent Instructions
Exhibit H	Form of Opinion of Company’s Counsel
Exhibit I	Form of Secretary's Certificate
Exhibit J	Form of Officers Certificate

SCHEDULES

Schedule 3(a)	Subsidiaries
Schedule 3(l)	Absence of Certain Changes
Schedule 3(n)	Conduct of Business; Regulatory Permits
Schedule 3(q)	Transaction with Affiliates
Schedule 3(r)	Equity Capitalization
Schedule 3(s)	Indebtedness and Other Contracts
Schedule 3(t)	Absence of Litigation
Schedule 3(w)	Title
Schedule 3(x)	Intellectual Property Rights